CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this "Agreement") is made on August 1, 2008, by and between CS Financing Corporation, a Delaware Corporation with its principal place of business at 21 Tamal Vista Blvd. Suite #230 in Corte Madera California 94925 (the “Client”) and The National Research Exchange, Inc. ("NRE"), a Delaware Corporation with its principal place of business at 111 West 67th Street, New York, New York, 10023.
WHEREAS, Client is a mezzanine real estate lender who raises capital through the sale of publicly registered notes and which capital is then lend to mezzanine real estate development projects, and where the interest spread between these activities generates the revenue to manage and grow the business.
WHEREAS, Client is a privately owned company that seeks consulting advice to re-structure and re-capitalize its business (“Services”): principally to – (1) structure, market and price additional equity capital in the most advantageous manner to Client and its existing shareholders; (2) to assist Client in finding a “statutory”  underwriter (as required under FINRA rule 2720) for its publicly issued notes to permit regulatory approval by FINRA for the distribution of the publicly issued notes as well as possible use Clients’ broker-dealer in the distribution;  (3) to develop and implement marketing plans for the sale of the publicly registered notes;  (4) to develop and implement a business organization plan for Client’s business functions and staff (including possible acquisitions of staff and systems) which business units might include – management, capital raising through publicly issued notes, and mezzanine loan origination, underwriting, and administration activities; and (5) to assist Client in finding appropriate legal counsel to assist Client in its recapitalization and re-structuring and determining the best ways to accomplish the business goals within the context of the regulatory environment in the securities and financial areas. the .
WHEREAS, NRE is skilled and experienced in the performance of such Services and related activities and desires to perform such Services for Client under the terms and conditions set forth herein,
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows
1. Services. Client hereby engages NRE, and NRE hereby agrees to be engaged by Client, to perform the Services on the terms and conditions set forth in this Agreement. NRE is free to perform work on behalf of entities other than Client that do not offer goods and services competitive with Client, but shall devote sufficient time to the performance of the Services under this Agreement as shall be reasonably necessary to effectively perform those Services and protect the interests of Client.
1.1.  NRE shall provide the Services to Client  through the persons of David Weild and Edward Kim, and such other persons as NRE and the Client may agree upon.
2. Term. This Agreement shall remain in full force and effect for a term of four (4) months commencing on August 1, 2008 and ending on November 30, 2008.
2.1. Renewal.  The Agreement shall be automatically renewed on a month-by-month basis after the termination date of this Agreement and either party may terminate the Agreement upon 30 day prior written notice to the other party.
3. Price and Payment Terms.
3.1. Client shall pay NRE a monthly fee of $35,000 (“Monthly Fee”).  Payment shall be made in advance for the month for which the fee is paid, with the exception of the first month which shall be paid upon execution of this Agreement.
3,2,. The Monthly fee shall not include any travel-related expenses.  Client shall be responsible for all travel-related expenses (including, but not limited to, coach airfare and standard business-class hotel accommodations) incurred by NRE during performance of the Services; provided that Client has approved such expenses.  NRE shall keep accurate records of all such expenses, and Client shall have the right upon reasonable notice, to audit at any time up to one (1) year after payment of its final invoice, the travel-related expenses incurred in connection with the Services.
3.2.1.   Client has pre-approved a monthly travel allowance of $5,000.  NRE shall provide Client with all travel related expense records as required under section 3.2 above.
3.3.  Travel-related expenses approved by Client shall be paid within 45 days of the submission of such travel-related expenses to Client by NRE.
3.4. If Client disputes in good faith any invoice rendered or amount paid, Client shall notify NRE, and the parties will use their best efforts to resolve the disputed expenditures. The time for paying the portion of the invoice in dispute shall be extended until the dispute is resolved.
4. Payment of Taxes. Beginning on the date of this Agreement, NRE shall be responsible for payment of all taxes arising from NRE’s engagement under this Agreement and all compensation paid to NRE, or any of NRE’s employees, by Client under this Agreement, including federal, state and local income taxes and applicable Social Security (FICA) and/or self-employment taxes. NRE agrees to indemnify and hold harmless Client for all expenses and costs, including attorneys’ fees, incurred as a result of NRE’s non-payment of taxes.
5. Termination.
5.1. Client and NRE shall not have the right to terminate this Agreement prior to the expiration of the Term of this Agreement except for cause as described in section 5.2 below.
5.2. If either party is in default of its obligations under this Agreement and the default continues for ten (10) days after written notice is sent by the party not in default, the non-defaulting party may, in addition to all other rights and remedies provided by law or this Agreement, terminate this Agreement.
5.3. The following provisions shall survive any expiration or termination of this Agreement: Sections 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12.
6. Status of Parties. NRE, and all employees or independent contractors of NRE, shall be, and at all times during this Agreement shall remain, an independent contractor in relation to Client. NRE shall not represent himself as an employee, partner or joint venturer of Client. NRE has no authority whatsoever to bind Client, nor shall NRE represent that it has any such authority, express, implied or otherwise. NRE agrees that it shall not negotiate or enter into any oral or written contract, agreement or arrangement on behalf of, or in the name of, Client. NRE shall perform the Services under the general direction of Client as to the result of such activity, but NRE shall determine, in NRE's sole discretion, the manner and means by which the Services are accomplished, subject to the express condition that NRE shall at all times comply with applicable laws. Client expressly acknowledges that it has no right or authority to control or supervise the manner or means by which the Services are accomplished except that Client may provide specifications, descriptions, time schedules, and goals for projects and exercise the right to evaluate NRE’s work product provided under this Agreement. Employees or independent contractors of NRE performing work under this Agreement shall not have any rights to any of Client's employee fringe benefits, including, but not limited to, worker's compensation benefits, and in no event is any contract of agency or employment intended.
7. Warranties. NRE warrants that the Services will be performed with care, skill and diligence in accordance with the applicable professional standards currently recognized by such profession, and shall be of high professional quality, technically accurate and complete, and in strict accordance with the requirements of this Agreement. NRE further warrants that it shall comply with all applicable federal, state and local laws, ordinances, codes and regulations in performing its Services.  Client warrants that it will provide all necessary access to Client management by NRE to the extent required by NRE to fulfill the requirements of this Agreement.  Client further warrants that all information that Client provides to NRE about the Client and the Client’s historical and projected business shall be accurate to the best of the Client’s knowledge (except as may be otherwise noted by Client).
8. Intellectual Property. Except as otherwise provided herein, NRE shall immediately call to the attention of Client, and shall, on demand at any time during or after the term of this Agreement, absolutely and without reservation, assign, transfer and set over to Client all right, title and interest of NRE in and to any final work product or process which may directly or indirectly be utilized in connection herewith, which NRE may discover, make, invent, conceive, develop or design, solely or jointly with others, during performance of this Agreement, or which was directly or indirectly discovered, made, invented, conceived, developed or designed on the basis of an idea or ideas of NRE, conceived, developed or designed on Client's time or at the expense of Client. NRE covenants and agrees to sign any papers and do all rightful acts or things necessary or appropriate to secure for Client, or its successors or assigns, any and all rights, title and interest relating to such product, improvement or process, including patents and copyrights in the United States and foreign countries. Except as otherwise provided herein, NRE agrees that any work performed hereunder shall be considered a "Work for Hire," and that for purposes of Title 17, U.S. Code, Section 201(b), Client owns all rights comprised in any copyright obtained by NRE that is directly related to the Services performed hereunder during the specified Term of this agreement.
9. Confidentiality.
9.1 Proprietary information (herein called "Proprietary Information") shall, for purposes of this Agreement, be deemed to be all such information, material and data which NRE or its employees, agents or representatives knows or reasonably should know is customarily treated as such within the industry of Client, and solely by way of illustration and not in limitation shall include the following: customer or client lists, business methodologies and operations, drawings, designs, concepts, architecture and circuitry, specifications, software programs, routines, subroutines, concepts, ideas and formulas, production plans, designs, layouts, schedules, drawings, sales, cost and price analyses, evaluations, formulae, lists and marketing analyses, plans and data. Any Proprietary Information concerning Client which is disclosed to or obtained by the NRE incident to the performance of this Agreement shall remain the property of Client and is disclosed or obtained in strict confidence. NRE shall not use (other than in the performance of Services for Client) or disclose to others during or subsequent to the performance of this Agreement the Proprietary Information, unless in each instance NRE secures the prior written consent of Client. NRE shall take every such action with its employees and agents to effectuate the intent of this provision and the confidentiality obligation imposed by this Agreement.
9.2  In addition to any other rights or remedies available, both parties shall be entitled to enforcement of the obligations in this Section 9 by court injunction. Both parties shall disclose information learned in the course of work performed pursuant to this Agreement only to such of its employees or independent contractors, if any, who have a need to know and to obtain access thereto for the purposes described in this Agreement and who are bound by a written agreement to maintain the confidentiality of any such information learned in the course of work performed pursuant to a Work Order in a manner consistent with this Agreement.
10. Indemnification. In addition to the indemnification of third party Intellectual Property claims which are addressed in Section 8 of this Agreement, NRE shall defend, indemnify and hold harmless Client, its officers, directors, partners, employees, agents or other representatives from any claims, liabilities, losses, damages, costs, expenses (including, without limitation, attorney's fees), arising out of or resulting from any act or omission of NRE, its employees, agents or subcontractors in connection with this Agreement or any engagement letter between Client and NRE.
11. Arbitration. Any dispute, disagreement, claim or controversy between the parties arising out of or relating to this Agreement which cannot be settled by mutual agreement shall be resolved by binding arbitration, according to the Commercial Arbitration Rules of the American Arbitration Association, before a panel of three arbitrators. One of the arbitrators will be selected by each party, and the third arbitrator will be selected by the two party-appointed arbitrators. Any such arbitration will be held in the New York metropolitan area. The parties will share the costs of the arbitration equally subject to final apportionment by the arbitrators. The arbitrators will apply the law of the State of New York to govern the interpretation of this Agreement. The decision of the arbitrators will be final and conclusive on Client and NRE. Judgment upon an award rendered by the arbitrators may be entered in any court of competent jurisdiction.
12. Miscellaneous.
12.1 All prior or contemporaneous agreements, contracts, proposals, promises, and representations, if any, between the parties or their representatives with respect to the subject matter hereof are superseded by, and merged into, this Agreement, and this Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement.
12.2 No waiver or modification of the terms hereof shall be valid unless in writing signed by the party to be charged and then only to the extent therein set forth. This Agreement may only be amended or modified by a written agreement or instrument signed by the parties hereto. Neither the course of dealings between the parties nor trade usage shall act to modify the terms of this Agreement.  No waiver of any breach of this Agreement and no course of dealing between the parties will be construed as a waiver of any subsequent breach of this Agreement.
12.3 If any material provision of this Agreement is determined by any court of competent jurisdiction or caused by Federal or state action to be wholly or partially unenforceable, for any reason, this Agreement shall terminate, notwithstanding any other provisions of this Agreement.  If a non-material provisions of this Agreement is determined by any court of competent jurisdiction or caused by Federal or state action to be wholly or partially unenforceable, for any reason, such unenforceability shall not affect the balance hereof; provided further that  in lieu of such invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
12.4 This Agreement shall not be assignable by either party without the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, together with their respective representatives, heirs, successors and permitted assigns.
12.5 Except for any announcement intended solely for internal distribution or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of the parties, all media releases, public announcements or public disclosure for general distribution (including, but not limited to, promotional or marketing material) by either party or by their employees or agents, relating to this Agreement or its subject matter, other than general statements that a contractual relationship exists between the parties, will be coordinated with and approved in writing by the other party prior to its release.
12.6 This Agreement shall be construed, interpreted, and enforced in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives who personally warrant their authority to so act as of the date first above written.
Client:
By:  ____/s/ Timothy Redpath_________________
          Timothy Redpath, Chief Executive Officer
Date:  ___September 11, 2008__________________

NRE:
By: ____/s/ David Weild_______________________
              David Weild IV
Date: ___September 10, 2008____________________